Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 25, 2017		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases First Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its first quarter results for the quarter ended September 30, 2017.

Sales for the first quarter were $6,066,630, which is a 4.44% decrease from sales of $6,348,706 for the same three month period one year ago. The three month net income was $17,500, compared to net income of $84,211 for the first quarter last year. Diluted and basic loss per common share for the quarter was $0.00 compared to income per common share of $0.01 for the three month period one year ago.

"In a year that has seen at least nineteen major retail bankruptcies in the U.S., we were able to grow our U.S. mass market sales by 33% this quarter compared to last year," Michael J. Koss Chairman and CEO said today. "Equally exciting has been an increase in sales to our largest Internet sales partner, while our direct-to-consumer channel saw a 40% increase compared to last year."

Koss went on to explain that sales in Europe experienced an overall decline, but that one major distributor was beginning to overcome challenges of the strong dollar by posting increased orders for the first quarter compared with the same period last year.

"Unfortunately sales to one OEM customer in Asia accounted for 64% of the decline in total Koss revenue for the quarter in comparison to the ramp up in new business shipments to the same customer one year ago." Koss continued, "The shortfall is related to a previously disclosed pricing adjustment and margin erosion related to the new product's life-cycle as well as a decrease in its total unit sales."

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-

Exhibit 99.1

looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 30
	2017	2016
Net sales	$6,066,630	$6,348,706
Cost of goods sold	4,392,676	4,406,447
Gross profit	1,673,954	1,942,259

Selling, general and administrative expenses	1,647,706	1,775,771
Unauthorized transaction related (recoveries) costs, net	(14,409)	37,500
Interest expense	2,692	846
Income before income tax provision	37,965	128,142

Income tax provision	20,465	43,931

Net income	$17,500	$84,211

Income per common share:
Basic	$—	$0.01
Diluted	$—	$0.01